As filed with the Securities and Exchange Commission on February 25, 2008
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The St. Joe Company
(Exact Name of Registrant as Specified in Its Charter)

Florida	59-0432511
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202
(904) 301-4200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christine M. Marx
The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202
(904) 301-4450
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Donald C. Walkovik
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10005

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed
Title of each class of	Amount to be	maximum offering	Proposed maximum	Amount of
securities to be registered	registered	price per unit	offering price	registration fee

Senior Debt Securities

Subordinated Debt Securities

Purchase Contracts	(1)

Units (2)

Preferred Stock

Common Stock

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may not be received for registered securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee.
(2)	Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more debt securities and purchase contracts, which may or may not be separable from one another.

The St. Joe Company

Senior Debt Securities
Subordinated Debt Securities
Purchase Contracts
Units
Preferred Stock
Common Stock

We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any documents incorporated by reference into this prospectus carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

We are incorporated in the State of Florida. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “JOE”. Our principal executive offices are located at 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202. Our telephone number is (904) 301-4200. Our website is www.JOE.com. The information contained on our website is not incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in these securities involves risk.  See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and any additional “Risk Factors” set forth in any applicable prospectus supplement.

Prospectus dated February 25, 2008.

Page

About This Prospectus	1
Where You Can Find More Information	1
Information Incorporated by Reference	1
Experts	2
Ex-4.1 Form of Trust Indenture between The St. Joe Company and the trustee for debt securities
Ex-4.2 Form of Trust Indenture between The St. Joe Company and the trustee for subordinated debt securities
Ex-23.1 Consent of KPMG LLP
Ex-25.1 Statement of Eligibility on Form T-1 of Branch Banking and Trust Company, as trustee for debt securities
Ex-25.2 Statement of Eligibility on Form T-1 of Branch Banking and Trust Company, as trustee for subordinated debt securities

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities identified in this prospectus. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in the prospectus, you should rely on information set forth in the prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Information Incorporated by Reference.”

You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus or any applicable prospectus supplement is only correct as of their respective dates or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “JOE” and the “Company” refer to The St. Joe Company and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our filings, is also available on our website at www.JOE.com; however, that information is not part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any applicable prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus or the applicable prospectus supplement is automatically updated and superseded if information contained in this prospectus or any applicable prospectus supplement, or information that we later file with the SEC, modifies or replaces that information. Any statement made in this prospectus or any applicable prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

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We incorporate by reference the following documents we filed with the SEC (other than any information contained therein or attached as exhibits thereto which has been furnished but not filed in accordance with SEC rules):

(1) Our Annual Report on Form 10-K for the year ended December 31, 2007, filed February 25, 2008;

(2) Our Current Reports on Form 8-K filed on January 24 and February 19, 2008; and

(3) Our Proxy Statement on Schedule 14A filed April 13, 2007.

Any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and a part of this prospectus from the date of filing of such documents; provided, however, that we are not incorporating any documents or information contained therein that has been furnished but not filed with the SEC.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits unless they are specifically incorporated by reference into those documents), call or write Investor Relations, The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202, (866) 417-7132.

EXPERTS

The consolidated financial statements and schedule of the Company as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP with respect to the consolidated financial statements and schedule contains an explanatory paragraph referring to the Company’s adoption of Statements of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006 and No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

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PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following is a statement of the expenses (all of which are estimated) to be incurred by us in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions.

	Amount
	to be paid

SEC registration fee		$(1)
Legal fees and expenses	25,000
Accounting fees and expenses	60,000
Printing fees	10,000
Rating agency fees		(2)
Trustee’s fees and expenses	10,000
Miscellaneous	5,000

Total	$110,000

(1)	Deferred in reliance upon Rule 456(b) and 457(r).

(2)	Rating agency fees are calculated in part based on the amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

JOE has the authority under Section 607.0850 of the Florida Business Corporation Act (“FBCA”) to indemnify its directors and officers to the extent provided in such statute. The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with any proceeding brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful. Unless a determination is made by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (1) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors who were not parties to the proceeding, (2) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or (3) the affirmative vote of the majority of a quorum consisting of the corporation’s shareholders who were not parties to the proceeding (or by a majority vote of the corporation’s shareholders who were not parties to the proceeding if a quorum cannot be obtained).

The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholder or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (1) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful, (2) a transaction from which such person derived an improper personal benefit, (3) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (4) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director’s responsibilities under any other law, such as federal securities laws.

Article III, Section 8 of JOE’s Amended and Restated By-Laws provides as follows with respect to the indemnification of our officers and directors:

The Company shall indemnify and reimburse and advance expenses for any Director and officer, and for any Director and officer of another corporation, partnership, joint venture, trust or other enterprise serving at the request of the Company, whether or not then in office, and his or her executor, administrator and heirs, and may indemnify, and advance expenses incurred by, employees and agents of the Company, against all Liabilities (as defined in Section 607.0850 of the Act) incurred, including but not limited to, judgments, costs and counsel fees in connection with the defense of any litigation, civil or administrative action, suit or proceeding, to which he or she may have been made a party because he or she is or was a Director, officer, employee or agent of the Company or he or she was serving at the request of the Company as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Item 16.	Exhibits

Exhibit		Incorporated by Reference
No.	Description	to Filings Indicated

1.1	Form of Underwriting Agreement	*
4.1	Form of Trust Indenture between The St. Joe Company and the trustee for debt securities (including form of debt securities)	**
4.2	Form of Trust Indenture between The St. Joe Company and the trustee for subordinated debt securities (including form of subordinated debt securities)	**
4.3	Form of Unit Agreement (including form of unit certificates)	*
4.4	Form of Purchase Contract Agreement	*
4.5	Form of Preferred Stock Designations (including form of Preferred Stock)	*
5.1	Opinion of Christine M. Marx, General Counsel	*
12.1	Statement re computation of ratios of earnings to fixed charges	*
23.1	Consent of KPMG LLP	**
23.2	Consent of Christine M. Marx, General Counsel (included in Exhibit 5.1)	*
24.1	Power of Attorney (included on signature page)
25.1	Statement of Eligibility on Form T-1 of Branch Banking and Trust Company, as trustee for debt securities	**
25.2	Statement of Eligibility on Form T-1 of Branch Banking and Trust Company, as trustee for subordinated debt securities	**

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference or as a post-effective amendment.

**	Filed herewith.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

(8) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 25th day of February, 2008.

THE ST. JOE COMPANY

By:	/s/ Peter S. Rummell
Name: Peter S. Rummell
Title: Chariman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Peter S. Rummell, Wm. Britton Greene and William S. McCalmont, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of February 25, 2008:

Signature	Title

/s/ Peter S. Rummell Peter S. Rummell	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Wm. Britton Greene Wm. Britton Greene	President and Chief Operating Officer

/s/ William S. McCalmont William S. McCalmont	Chief Financial Officer (Principal Financial Officer)

/s/ Janna L. Connolly Janna L. Connolly	Vice President-Controller (Principal Accounting Officer)

/s/ Michael L. Ainslie Michael L. Ainslie	Director

/s/ Hugh M. Durden Hugh M. Durden	Director

/s/ Thomas A. Fanning Thomas A. Fanning	Director

/s/ Harry H. Frampton, III Harry H. Frampton, III	Director

Signature	Title

/s/ Dr. Adam W. Herbert, Jr. Dr. Adam W. Herbert, Jr.	Director

/s/ Delores M. Kesler Delores M. Kesler	Director

/s/ John S. Lord John S. Lord	Director

/s/ Walter L. Revell Walter L. Revell	Director

/s/ William H. Walton, III William H. Walton, III	Director